                                                                    EXHIBIT 99.1


REDBACK NETWORKS NAMES NEW CHIEF FINANCIAL OFFICER


20-year veteran of the technology industry to lead company's financial operations

SUNNYVALE, Calif., January 25, 2001 - Redback Networks, Inc., (NASDAQ: RBAK), a leading provider of advanced networking solutions, today announced the appointment of Dennis P. Wolf as new chief financial officer (CFO) and senior vice president of finance & administration. Wolf, who brings more than 20 years of financial and operations experience to Redback Networks, is replacing Craig Gentner, who announced his intention to retire last November due to family medical issues.

Prior to joining Redback Networks, Dennis Wolf was CFO and executive vice president at Credence Systems Corporation. Wolf managed finance, investor relations, mergers and acquisitions, administration, legal affairs, and information technology, and greatly assisted in elevating the company's sales from $200 million to $680 million during his three-year tenure. Prior to joining Credence Systems, Dennis Wolf was CFO and senior vice president at Centigram Communications Corporation, and also held senior management roles at Sun Microsystems and Apple Computer.

"Dennis Wolf, with his tremendous experience and strong relationships in the financial community, is a powerful addition to an already world-class team that is in the process of building the networks of the future," said Vivek Ragavan, president and chief executive officer of Redback Networks.

About Redback Networks, Inc.

Founded in 1996 and headquartered in San Jose, Calif., Redback Networks Inc., is a leading provider of advanced networking solutions that enable carriers, cable operators, and service providers to rapidly deploy broadband access and services. The market-leading Redback(R) SMS/TM/ subscriber management systems, connect and manage large numbers of subscribers using any of the major broadband access technologies such as Digital Subscriber Line, cable, and wireless. To deliver integrated transport solutions for metropolitan optical networks, the Redback SmartEdge/TM/ multi-service platforms leverage powerful advances in application-specific integrated circuit, IP, and optical technology. The Redback service management family of products allows service providers to easily publish, activate and manage IP services and allows their customers to subscribe to these services on demand. With this product portfolio, Redback Networks is the first equipment supplier focused exclusively on developing integrated solutions for the New Access Network.

                                     # # #

Redback is a U.S. Registered Trademark; SMS and SmartEdge are Trademarks of Redback Networks, Inc. Other trademarks, service marks, and trade names belong to their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks' expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements regarding the appointment of personnel and future position of the company in the networking market place. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Redback Networks' business are set forth in the documents filed by Redback Networks and with the Securities and Exchange Commission, specifically the most recent report on Form 10-Q, and the other reports filed from time to time with the Securities and Exchange Commission.